------------
                                                                    EXHIBIT 99.1
                                                                    ------------
COMMUNITY WEST
BANCSHARES
----------

445 PINE AVENUE, GOLETA, CA  93117

FOR IMMEDIATE RELEASE
CONTACT:     CHARLES G. BALTUSKONIS, EVP/CFO
PHONE:       805-692-5821
E-MAIL:      CBALTUSKONIS@COMMUNITYWESTBANK.COM
URL:         HTTP://WWW.COMMUNITYWESTBANK.COM
SYMBOL:      CWBC (NASDAQ)


COMMUNITY WEST BANCSHARES ANNOUNCES CONTINUED RECORD OPERATING EARNINGS FOR 2005 THIRD QUARTER AND NINE-MONTH PERIOD

NET INCOME FOR 2005 THIRD QUARTER IS $2,151,000, OR $.37 PER SHARE (BASIC), AND INCLUDES AN INCOME TAX CREDIT OF $914,000, OR $.16 PER SHARE (BASIC), RELATED TO RESOLUTION OF POTENTIAL INCOME TAX ISSUES; NET INCOME FOR 2004 THIRD QUARTER WAS $967,000, OR $.17 PER SHARE (BASIC)

NET INTEREST INCOME INCREASES BY 29% FOR THIRD QUARTER

BOOK VALUE PER SHARE INCREASES TO $7.16

ASSETS INCREASE TO $414 MILLION

QUARTERLY DIVIDEND OF $.05 PER SHARE DECLARED

Goleta, California, October 25, 2005 - Community West Bancshares (Company) today announced record operating results for the third quarter and first nine months of 2005.

                                EARNINGS SUMMARY

For the quarter ended September 30, 2005 (2005 Q3), the Company recorded net income of $2,151,000, or $.37 per share (basic, and $.36 per share diluted), compared to net income of $967,000, or $.17 per share (basic, and $.16 per share diluted), for the quarter ended September 30, 2004 (2004 Q3). For 2005 Q3, net income includes an income tax credit related to resolution of potential tax issues of $914,000, or $.16 per share (basic, and $.15 per share diluted).

For the nine months ended September 30, 2005, the Company recorded net income of $4,248,000, or $.74 per share (basic, and $.72 per share diluted), compared to net income of $2,881,000, or $.50 per share (basic, and $.49 per share diluted), for the nine months ended September 30, 2004. As mentioned, the results for the nine months ended September 30, 2005 include an income tax credit of $914,000, or $.16 per share (basic, and $.15 per share diluted).

NET INTEREST INCOME
-------------------

Net interest income for the comparative three and nine-month periods increased by $1,108,000 and $3,561,000, or 29% and 35%, respectively.

Total interest income for the comparative three-month period increased by $1,940,000. $1,237,000 of the increase is attributed to the continued strong growth in interest-earning assets, primarily in the commercial lending, SBA and manufactured housing portfolios, partially offset by the decrease in securitized loans; and, $703,000 of the increase is attributed to higher interest rates.

Total interest income for the comparative nine-month period increased by $4,979,000. $3,055,000 of the increase is attributed to the net growth in interest-earning assets; and, $1,924,000 of the increase is attributed to higher interest rates.

Interest expense on deposits for the comparative three-month period increased by $759,000. $328,000 of the increase is attributed to interest-bearing deposit growth, particularly the popular Preferred Money Market account; and, $431,000 is attributed to higher interest rates. Interest expense on borrowings increased $73,000.

Interest expense on deposits for the comparative nine-month period increased by $1,670,000. $840,000 of the increase is attributed to interest-bearing deposit growth and $830,000 is attributed to increased interest rates. Interest expense on borrowings decreased $252,000, substantially all of which was volume-related.

The Company continues to benefit from the paydowns of the relatively high-rate, securitized bonds, thus serving to reduce the Company's cost of funds. The Company intends to exercise its right to call the remainder of the bonds payable and expects such call to be effective by no later than the first quarter 2006.

PROVISION FOR LOAN LOSSES
-------------------------

Overall, the general portfolio credit quality continues to be relatively stable and the majority of the net negative provision for loan losses is attributable to the Company's securitized loan portfolio volume decrease and favorable loss experience.

NON-INTEREST INCOME AND NON-INTEREST EXPENSES

Non-interest income decreased slightly from 2004 Q 3 to 2005 Q 3, as the Company recorded declines in gains from loan sales and loan servicing fees and an increase in other loan fees. Non-interest income for the nine-month period decreased from $8.0 million in 2004 to $5.7 million in 2005, as the Company recorded declines in gains from loan sales, loan servicing fees and other loan fees.

The Company continues to manage non-interest expenses. There was an increase in such expenses for the comparative 2005 Q 3 period due primarily to loan volume-related commissions, the preparation for the new Santa Barbara branch office and technology conversion costs.

PROVISION  FOR  INCOME  TAXES
-----------------------------

The effective income tax rate for 2005 Q 3 is less than the effective income tax rate in other periods presented as a tax reserve of $914,000, or $.16 per share (basic), related to the resolution of potential tax issues has been reversed due to the resolution in this quarter of the uncertainty.

                                  BALANCE SHEET

The Company's total assets increased to $414.4 million, or $49.2 million, at September 30, 2005 compared to $365.2 million at December 31, 2004. Net loans increased by $63.7 million and combined liquid assets and investment securities decreased by a net of $15.9 million.

On the funding side in 2005, deposits have increased by $19.2 million while other borrowings have increased by $26.1 million in total.

                                     CAPITAL

As of September 30, 2005, the Company had $41.1 million in total shareholders' equity, or 9.93% of consolidated total assets, and book value per share was $7.16.

                                DIVIDEND DECLARED

The Board of Directors announced that they have declared a quarterly dividend of $.05 per common share, payable November 18, 2005 to shareholders of record as of the close of business on November 4, 2005. At this quarterly rate, the annual dividend is equivalent to $.20 per common share.

               COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: "We continue to be pleased with our asset growth, credit quality and expanding net interest margin in an extremely challenging interest rate environment, and the overall execution of our strategic initiatives. After a successful opening in May 2005 of our full-service Santa Maria branch office, on October 11, 2005, we opened another new branch office in downtown Santa Barbara. We all continue to remain focused on our business model and core competencies, and in providing the highest quality service to our diverse client base."

                                COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has four full-service branch banking offices, in Goleta, Ventura, Santa
Maria and Santa Barbara. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Colorado, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Washington.

                          SEE ENCLOSED FINANCIAL TABLES

SAFE  HARBOR  DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except share and per share data)


                                  Three Months Ended      Nine Months Ended
                                     September 30,          September 30,
                               -----------------------  ----------------------
                                  2005         2004        2005        2004
                               -----------  ----------  ----------  ----------
Interest income                $    7,651   $    5,711  $   21,096  $   16,117
Interest expense                    2,786        1,954       7,256       5,838
                               -----------  ----------  ----------  ----------
Net interest income                 4,865        3,757      13,840      10,279
Provision for loan losses             (39)         186         396         251
                               -----------  ----------  ----------  ----------
Net interest income after
    provision for loan losses       4,904        3,571      13,444      10,028
Non-interest income                 1,996        2,157       5,681       8,029
Non-interest expenses               4,799        4,086      13,461      13,162
                               -----------  ----------  ----------  ----------

Income before income taxes          2,101        1,642       5,664       4,895
Provision for income taxes            (50)         675       1,416       2,014
                               -----------  ----------  ----------  ----------

NET INCOME                     $    2,151   $      967  $    4,248  $    2,881
                               ===========  ==========  ==========  ==========

Earnings per share:
    Basic                      $     0.37   $     0.17  $     0.74  $     0.50
    Diluted                          0.36         0.16        0.72        0.49

Weighted average shares:
    Basic                       5,745,150    5,719,647   5,743,827   5,713,765
    Diluted                     5,930,565    5,868,973   5,924,866   5,844,209


******************************************************************************

Selected average balance sheet items
------------------------------------

Average assets                 $  405,545   $  341,963  $  382,143  $  325,674

Average gross loans               347,398      282,412     327,324     268,624

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except share and per share data)


                                                            September 30,    December 31,
                                                                2005             2004
                                                           ---------------  --------------
Cash and cash equivalents                                  $       12,629   $      30,205
Interest-earning deposits in other financial institutions             533             647
Investment securities                                              30,147          28,352
Loans:
  Held for sale                                                    54,111          45,988
                                                           ---------------  --------------
  Held for investment                                             287,788         224,938
    Less: Allowance                                                (3,222)         (2,785)
                                                           ---------------  --------------
    Net held for investment                                       284,566         222,153
                                                           ---------------  --------------
Securitized loans                                                  16,284          23,474
    Less: Allowance                                                  (723)         (1,109)
                                                           ---------------  --------------
    Net securitized loans                                          15,561          22,365
                                                           ---------------  --------------
      NET LOANS                                                   354,238         290,506
                                                           ---------------  --------------

Other assets                                                       16,808          15,493
                                                           ---------------  --------------

      TOTAL ASSETS                                         $      414,355   $     365,203
                                                           ===============  ==============

Deposits                                                   $      303,769   $     284,568
Repurchase agreements                                                   -          13,672
FHLB advances                                                      54,500          10,500
Bonds payable                                                       9,704          13,910
Other liablities                                                    5,256           4,984
                                                           ---------------  --------------
      TOTAL LIABILITIES                                           373,229         327,634

Stockholders' equity                                               41,126          37,569
                                                           ---------------  --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
                                                           $      414,355   $     365,203
                                                           ===============  ==============

Shares outstanding                                              5,745,514       5,729,869

Book value per share                                       $         7.16   $        6.56


******************************************************************************************

Nonaccrual loans                                           $        7,183   $       8,350
SBA guaranteed portion                                             (4,563)         (5,287)
                                                           ---------------  --------------

Nonaccrual loans, net                                      $        2,620   $       3,063
                                                           ===============  ==============